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                                                                    Exhibit 23.1

              Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements listed below, of our report dated February 25, 2000, with respect to the consolidated financial statements of SAFLINK Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2001:

   . (Form S-8 No. 333-74253) pertaining to the 1992 Stock Incentive Plan of The National Registry, Inc.

   . (Form S-3 No. 333-75789) pertaining to the registration of shares issued in the private placement effected in July 1999, registration of shares underlying options granted under the 1992 Stock Incentive Plan, and the registration of shares issuable upon conversion of Series C Preferred Stock.

   . (Form S-3 No. 333-23467) pertaining to the registration of 1,332,859 shares of the Company's common stock.

   . (Form S-3 No. 333-01510) pertaining to the registration of shares issuable upon conversion of the Series B Preferred Stock.

   . (Form S-8 No. 033-68832) pertaining to the registration of 1,214,000 shares which may be offered to certain selling stockholders.

   . (Form S-3 No. 333-58575) pertaining to the registration of shares issuable upon exercise of warrants.

   . (Form S-3 No. 333-54084) pertaining to the registration of 13,010,706 shares of common stock.

   . (Form S-3 No. 033-62430) pertaining to the registration of shares issued in the private placement completed in 1993 and the registration of shares issuable upon the exercise of warrants.

   . (Form S-1 No. 333-68642) pertaining to the registration of 15,942,512 shares of common stock.


                                                           /s/ Ernst & Young LLP

Tampa, Florida
March 28, 2002